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                                                                   EXHIBIT 99.11

                            DEVELOPMENT AGREEMENT

                                (Hamilton, Ohio)

         This DEVELOPMENT AGREEMENT (the "Agreement") is made as of this 1st day of December, 1998, by and between SUNRISE DEVELOPMENT, INC., a Virginia corporation ("Developer") KARRINGTON HEALTH, INC. ("Owner").

         WHEREAS, Owner desires to own and develop an assisted living project (the "Facility") to be located in Hamilton, Ohio, as more particularly described on Exhibit A (the "Site");

         WHEREAS, Owner, in anticipation of its pending merger with Sunrise Assisted Living, Inc., the parent of Developer, has determined it is in Owner's best interest to engage Developer in the development of Owner's projects currently under construction in order to ensure an orderly transition upon the consummation of the merger; and

         WHEREAS, Owner wishes to engage Developer for certain development and construction services with respect to the Facility and Developer desires to provide such services, pursuant to the terms set forth herein.

         NOW, THEREFORE, the parties hereto agree as follows:

                                    ARTICLE I
                        APPOINTMENT OF DEVELOPER AND TERM

         1.01 Appointment of Developer. Owner hereby appoints Developer and Developer hereby accepts appointment, subject to the terms and conditions of this Agreement, as development agent to provide certain development, design and construction management services with respect to the Facility.

         1.02 Term. This Agreement shall begin upon execution by the parties and continue until the date that the Facility is issued a certificate of occupancy (the "Term").

                                   ARTICLE II
                         DUTIES AND RIGHTS OF DEVELOPER

         2.01 Project Budget Services. Developer shall provide budgeting services as set forth in this Section 2.01. Developer shall prepare a pro forma budget for the development and construction of the Facility, setting forth all project costs, including all development, marketing, management, guaranty fees and other costs to be paid to Developer and any affiliates thereof. The pro forma budget shall also include a line item for working capital/operating loss reserves. The pro forma shall be presented to Owner for Owner's review and approval, and once approved by Owner (with any revisions thereto accepted in writing by Developer), such pro forma shall constitute the

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"Development Budget" for all purposes hereof. The Development Budget shall be subject to the review and approval of the construction lender for the Facility. If the construction lender requires any revisions to the Development Budget, Owner and Developer shall cooperate in making such revisions and shall mutually approve the modification required.

         2.02 Design and Construction Management Services. Developer shall provide the following construction management services to Owner:

              a. Prepare all construction bid documents, secure bids from the general contractor, and assist Owner in negotiating the terms of the construction contract. After Owner has approved the terms of the construction contract, Developer shall have the authority to execute the construction contract as agent for Owner.

              b. Develop and review critical path schedules and updates and assist the general contractor in developing the project schedule and updates.

              c. Discuss and review with the general contractor its means and methods of construction.

              d. Discuss and review with the general contractor permitting approval and licensing issues and requirements necessary to complete and open the Facility, and obtain (or cause the general contractor to obtain) all required permits.

              e. Assist Owner as requested with construction management and cost control services, including assisting Owner in obtaining the most favorable prices for construction, equipment, finishes and furnishings, and making recommendations to Owner when requested regarding change orders, extensions of time and increases or decreases in the contract sum.

              f. Assist Owner as requested in monitoring and evaluating construction progress and make recommendations to the general contractor and Owner as deemed necessary.

              g. Assist in the resolution of critical issues impacting the progress of work, and monitor architectural supplemental instructions and requirements for information.


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              h.    Provide quality control and the early detection of defects in workmanship.

              i. Review punch list items and assist in the close-out of the project.

              j. Coordinate opening date for the Facility with Owner and the Facility's managing agent (the "Manager").

         2.03 Expenses. It is expressly understood that it is Owner's responsibility to provide any and all funds needed for Developer to perform the Development, Design and Construction Management Services, as set forth in the Development Budget. Owner shall also be solely responsible for payment to all third-parties (i.e. engineers, attorneys and consultants) as set forth in the Development Budget.

         2.04 Reimbursement. Owner shall reimburse Developer for any and all costs incurred by Developer in connection with the Site prior hereto. Developer shall attach as Exhibit B hereto a list of such costs incurred to date. Owner and Developer agree to reconcile such reimbursement of costs thirty (30) days after the initial reimbursement, and any additional amounts determined to be owing shall be promptly forwarded to the Developer.

                                   ARTICLE III
                            DEVELOPER'S COMPENSATION

         3.01 Development Fee. For the Design and Construction Management Services provided pursuant to this Agreement, Developer shall be paid a fee equal to a total amount of Two Hundred Fifty Thousand Dollars ($250,000.00) (the "Development Fee"). Fifty Thousand Dollars ($50,00.00) of the Development Fee shall be due to Developer as of the date of this Agreement for payment of services performed by Developer at and prior to the date of this Agreement. Owner acknowledges that Developer has assisted Owner since Owner and Sunrise Assisted Living, Inc. entered into a Merger Agreement dated October 11, 1998. A schedule for the periodic payment of the remaining $200,000.00 of the Development Fee shall be agreed to by Owner and Manager subsequent to the date of this Agreement, with the final payment of the Development Fee to be due no later than the issuance of a Certificate of Occupancy for the Facility.

         The Development Fee shall constitute full and complete payment to the Developer, for all guarantees and services furnished or performed by the Developer, in connection with this Agreement at any time prior to or following the execution of this Agreement.

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                                   ARTICLE IV
                                   TERMINATION

         4.01 Termination Upon Opening. This Agreement shall terminate upon the opening of the Facility, unless sooner terminated pursuant to the provisions of this Agreement provided that Owner's obligation to pay the Development Fee shall survive such termination.

         4.02 Termination for Default. In the event that either the Owner or the Developer is in default under any material term or condition of this Agreement and fails either to cure or comply with such term or condition or to diligently pursue such cure within forty-five (45) days after the service of written notice of default, then the other of them may, at the expiration of such 45-day period or such longer period as may be reasonably necessary to cure such default, cancel and terminate this Agreement upon five (5) days' written notice. Upon any such termination by Developer due to Owner's default (which may include Owner's failure to proceed with the acquisition of title to the Site), the unpaid balance of the Development Fee shall be fully due and payable.

         4.03 Bankruptcy of Either Party. If either Owner or Developer shall cease to exist, for any reason, during the term of this Agreement, or in the event a petition in bankruptcy, arrangement or reorganization is filed by or against either of them and such petition is not dismissed within sixty (60) days, or if either or them shall make an assignment for the benefit of creditors or take advantage of any insolvency law, the other of them may forthwith terminate this Agreement.

         4.04 Suspension of Performance. If development of the Facility contemplated under this Agreement is suspended for any reason described in
Section 5.04 below, including without limitation any cause beyond the reasonable control of the parties hereto, then upon written notice by the Owner to the Developer (the "Notice of Suspension"), the Owner may suspend the Developer's performance of its obligations under this Agreement for a period of ninety (90) days. The Owner may terminate such suspension and re-commence development of the project by written notice to the Developer whereupon the Developer shall re-commence performing its obligations under this Agreement within thirty (30) days of receipt of such notice.

         4.05 Failure to Obtain Financing. If the closing of the financing has not occurred by April 1, 1999, then either party may terminate this Agreement upon ten (10) days written notice to the other party. In the event of such termination, except for material default by Developer, Owner will immediately pay to Developer any outstanding Development Fee and shall immediately reimburse Developer for its direct out-of-pocket expenses on the project.

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                                    ARTICLE V
                            MISCELLANEOUS PROVISIONS

         5.01 Standard of Performance. Developer will devote its best efforts to the development of the Facility as contemplated by this Agreement and will act in good faith to cause the completion of the Facility in accordance with the terms and conditions of this Agreement.

         5.02 Proprietary Information. Any and all architectural, structural, engineering or other construction drawings furnished to Owner with regard to the Facilities are the property of Developer. Owner shall not use any such drawings or cause to have any such drawings disseminated to any third party without the written consent of Developer. Without prejudice to any rights and remedies otherwise available to Developer, Developer shall be entitled to equitable relief by way of injunction if Owner breaches this Section 5.02. No failure or delay by Developer in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Owner agrees to indemnify Developer for any costs and expenses, including legal expenses, Developer may incur in connection with the enforcement of this Section 5.02.

         5.03 Consent. Any consent, approval or other action required or requested under or in connection with this Agreement shall not unreasonably be withheld or delayed and any request made or direction given hereunder or in connection herewith shall be reasonable, it being the intention and expectation of the Owner and the Developer that neither shall be capricious or arbitrary under or in connection with this Agreement. Any determination of reasonableness under this Section shall be made in light of the objectives of the Owner, which objectives include, without limitation, the development of the Facility as a first class building and the operation of the Facility as a high quality assisted living community.

         5.04 Force Majeure. With respect to any services to be furnished or obligations to be performed hereunder, no party shall ever be liable for failure to furnish or perform the same when prevented from doing so by Acts of God, contractor delays, strike, lockout or labor unrest, explosion, sabotage, breakdown, accident, order or regulation of or by any governmental authority, or failure of supply, or inability despite the exercise of reasonable diligence to obtain supplies, parts or employees or others necessary to furnish such services, or because of war, riot, civil commotion or other emergency, or for any cause beyond its reasonable control; provided, however, that the lack of financial resources shall never be excused.

         5.05 Assignment and Subcontract. Except as specifically provided in this Agreement, neither Owner nor Developer may assign any of its rights or delegate any of the obligations specified in this Agreement without the prior written consent of the other party. Developer may not subcontract any of its obligations under this Agreement, except

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to its affiliates, without the prior written consent of Owner. Notwithstanding any such subcontracting permitted or approved hereunder, Developer will remain primarily liable for the performance of its obligations under this Agreement.

         5.06 Benefits of Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, assigns, legal representatives and heirs, but nothing contained in this Section shall be deemed to constitute a consent to any assignment otherwise restricted by this Agreement.

         5.07 Indemnification.

         a. Owner and Developer each agree that the other shall be and is indemnified, exonerated, and held harmless of, from and against any claim, loss, cost, damage, expense or other liability arising out of performance under this Agreement, excepting only liability attributable to negligence, willful misconduct or willful, wanton or reckless failure by a party, its agents, servants, employees or independent contractors to perform its or their respective obligations under this Agreement.

         b. A person entitled to indemnification under this Section shall give notice to the indemnitor of the claim or other circumstances giving rise to a request for indemnification, promptly after becoming aware of same. If the indemnitor does not notify the person to be indemnified that it has assumed the defense of such claim within a fifteen (15) day period after receipt of the notice of the request for indemnification, then the person entitled to indemnification may assume the defense of such claim on behalf and at the expense of the indemnitor. Any compromise or settlement of any such claim shall be made only with the prior consent of the indemnitor, provided that such consent shall not be delayed or unreasonably withheld. If the indemnitor notifies the person to be indemnified that it has assumed the defense of such claim, the indemnitor may compromise or settle any claim for which indemnification is available under this Section, and the party entitled to indemnification may participate in the defense of such claim with its own legal counsel at its own expense.

         c. In no event shall either party hereunder be liable to the other for consequential damages, lost profits or punitive damages on account of a default under this Agreement or otherwise.

         5.08 Modification. Except as otherwise provided herein, neither this Agreement nor any provision hereof can be modified, changed, discharged, extended or terminated except by an instrument in writing executed by the party against whom enforcement is sought.

         5.09 Waiver. The failure to insist upon strict compliance with any of the terms, covenants or conditions herein on one or more occasions shall not be deemed a waiver of

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such terms, covenants or conditions nor shall such failure impose any obligation to provide notice that strict compliance will be expected in the future, nor shall nay waiver or relinquishment of any right at any one or more times be deemed a waiver or relinquishment of such right at any other time or times.

         5.10 Notices. All notices, demands, consents, approvals, and requests given by either party to the other hereunder shall be in writing and shall be sent by hand, by overnight courier, or by registered or certified mail, return receipt requested, postage prepaid, to the parties at the following addresses:

         Owner:           Karrington Health, Inc.
                          919 Old Henderson  Rd.
                          Columbus, Ohio  43220
                          Attn: Pete A. Klisares, President

         Copy to:         Stephen Lewis, Esquire
                          Karrington Health, Inc.
                          919 Old Henderson  Rd.
                          Columbus, Ohio  43220

         Developer:       Sunrise Development, Inc.
                          9401 Lee Highway, Suite 300
                          Fairfax, Virginia  22031
                          Attn: Thomas B. Newell, President

or to such other address and to the attention of such other person as either party may from time to time designate in writing. Notices shall be effective upon receipt. Refusal to accept delivery shall constitute receipt.

         5.11 Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance is held to be invalid or unenforceable for any reason, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law, but only to the extent the same continues to reflect fairly the intent and understanding of the parties expressed by this Agreement taken as a whole.

         5.12 Governing Law. To the maximum extent the parties hereto may lawfully agree, this Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia without regard to conflict of laws principles, and shall be enforced in the state and federal courts located in the Commonwealth of Virginia. Each of the parties to this Agreement submits to the jurisdiction of the courts of that state and agrees that process may be served upon it by registered or certified mail addressed as provided in Section 5.10.

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         5.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same document.

         5.14 Mediation. The parties agree that any disputes arising hereunder shall be submitted to non-binding mediation in accordance with the rules of the American Arbitration Association prior to the commencement of litigation by either party. Any applicable statute of limitation or repose shall be tolled from the date of filing of the request for mediation with the American Arbitration Association until ten (10) days after the mediation is concluded.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first above written.

WITNESS/ATTEST:             OWNER:

                            Karrington Health, Inc., an Ohio corporation

/s/ Amy S. Maxwell          By:  /s/ Pete A. Klisares
------------------             ----------------------
                            Name:  Pete A. Klisares
                                 ------------------
                            Title:  President
                                  -----------
                            DEVELOPER:

                            Sunrise Development, Inc., a Virginia corporation

/s/ Susan L. Timoner        By: /s/ Thomas B. Newell
--------------------           ---------------------
                            Thomas B. Newell, President


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                                  EXHIBIT A

DESCRIPTION:                       Lot #30130

LOCATION:                          Old Pt. Lot #28803 and Old Pt. Lot. #28291
                                   First Ward, North Side,
                                   City of Hamilton, Butler County, Ohio

Situated in the first Ward, North Side, City of Hamilton, Butler County, Ohio and being part of Lot #28291 as known and designated on the list of lots in said City of Hamilton and being further described as follows:

Beginning at a point found by measuring from the Southwest corner of said Lot #28291, said point being in the North right-of-way line of Washington Boulevard, along said right-of-way line North 89 12' 15" East 177.00 feet to the true point of beginning;

          thence from the point of beginning thus found leaving said right-of-way line North 00 47' 45" West, 351.83 feet to a point in the Southerly extended line of Lot #29705 as known and designated on the list of lots in said City of Hamilton;

          thence along said line North 88 48' 13" East, 491.35 feet to a pint in the Westerly right-of-way line of Stephanie Drive;

          thence along said right-of-way line South 01 11' 47" East, 106.00 feet;

          thence along a 570.00 foot radius curve to the right an arc length of
               169.42 feet, a chord bearing of South 07 19' 07" West, a chord distance of 168.79 feet;

          thence South 15 48' 48" West, 114.82 feet;

          thence continuing along said Westerly right-of-way line along a 15.00 foot radius curve to the right an arc length of 23.01 feet, a chord bearing of South 59 45' 35" West, a chord distance for
               20.82 feet to a point in the aforementioned North right-of-way line of Washington Boulevard thence leaving said Westerly right-of way line along said North right-of-way line along a 1195.92 foot radius curve to the left an arc length 302.68 feet, a chord bearing of North 83 32' 40" West, a chord distance of 301.87 feet;

          thence continuing along said North right-of-way line South 89 12' 15"
               West, 117.85 feet to the point of beginning containing 4,000 acres of land and being subject to all easements and rights-of-way of record.


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